UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

    (Rule 13d-101 Information to Be Included In Statements Filed Pursuant To
      Rule 13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a))

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                       The Providence Service Corporation
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 Per Share
                         (Title of Class of Securities)

                                    743815102
                                 (CUSIP Number)

                                  Eric S. Gray
                               13401 Railway Drive
                          Oklahoma City, Oklahoma 73114
                                 (405) 752-8802
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                February 19, 2009
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 743815102
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON: 73114 Investments, L.L.C.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Oklahoma, United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,292,895
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,292,895
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,292,895
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------


Schedule 13D                                                   Page 2 of 8 Pages

CUSIP No. 743815102
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON: Avalon Correctional Services, Inc.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Oklahoma, United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,292,895
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,292,895
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,292,895
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------


Schedule 13D                                                   Page 3 of 8 Pages

CUSIP No. 743815102
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON: Donald E. and Tiffany Smith, Joint Tenants

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Oklahoma, United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    7,200
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,292,895
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           7,200
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,292,895
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,300,095
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------


Schedule 13D                                                   Page 4 of 8 Pages

CUSIP No. 743815102
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON: Michael Bradley

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Oklahoma, United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,000
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,292,895
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,000
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,292,895
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,293,895
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------


Schedule 13D                                                   Page 5 of 8 Pages

CUSIP No. 743815102
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON: Eric S. Gray

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Oklahoma, United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,000
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,292,895
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,000
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,292,895
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,293,895
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------


Schedule 13D                                                   Page 6 of 8 Pages

      This Amendment No. 3 (this "Third Amendment") to Schedule 13D is filed on behalf of the Filing Parties named in the Prior 13D with the Securities and Exchange Commission (the "Commission") with respect to the Common Stock, par value $0.001 per share (the "Common Stock"), of The Providence Service Corporation, a Delaware corporation (the "Issuer"). This Third Amendment amends the initial statement on Schedule 13D filed by the Filing Parties on November 7, 2008 (the "Original 13D"), Amendment No. 1 thereto filed on January 22, 2009 ("Amendment No. 1") and Amendment No. 2 thereto filed on February 13, 2009 ("Amendment No. 2" and with the Original 13D and Amendment No. 1, the "Prior 13D"). Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Prior 13D. Except as indicated herein, the information set forth in the Prior 13D remains unchanged.


Item 4.        Purpose of Transaction

      Item 4 is hereby amended to add the following before the final paragraph of the Item.

      Pursuant to Section 2.02 of the Issuer's Bylaws, on February 19, 2009, 73114 sent a letter to the Issuer whereby 73114 notified the Issuer that it proposes to nominate two individuals for election to the board of directors of the Issuer at the Issuer's 2009 annual meeting of stockholders. In particular, 73114 proposes to nominate Michael C. Bradley, Jr. and Captain Brian T. Costello, USN for election as directors of the Issuer. Mr. Bradley is a Filing Party and is a participant in the consent solicitation described in the Prior 13D. Captain Costello is not a Filing Party, is not a participant in such consent solicitation, and is not an affiliate of the Filing Parties or any of such participants.

      The Filing Parties do not seek to gain control of the Issuer's board of directors, to make any merger, tender offer or other acquisition proposal, or to engage in any transaction that would make the Filing Parties an "acquiring person" under the Issuer's recently adopted stockholder rights plan (that is, the holder of 20% or more of the Common Stock). The Filing Parties do seek to influence the Issuer's board of directors to strengthen the Issuer's corporate governance.

Item 5.        Interest in Securities of the Issuer

      Paragraph (c) of Item 5 is hereby amended and restated in the following respects:

      (c) During the past 60 days, the Filing Parties effected no transactions in the Common Stock.


Schedule 13D                                                   Page 7 of 8 Pages

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: February 20, 2009        /s/ Donald E. Smith
                               -------------------------------------------------
                               Donald E. Smith, for himself and as
                               attorney-in-fact for Tiffany Smith, Eric S. Gray
                               and Michael Bradley


                               73114 Investments, L.L.C.


                               By: /s/ Donald E. Smith
                                   ---------------------------------------------
                                   Donald E. Smith, Chief Executive Officer


                               Avalon Correctional Services, Inc.


                               By: /s/ Donald E. Smith
                                   ---------------------------------------------
                                   Donald E. Smith, Chief Executive Officer


Schedule 13D                                                   Page 8 of 8 Pages